Unitrin Announces Agreement in Principle to Sell Unitrin Business Insurance to AmTrust

CHICAGO - (Businesswire) - September 5, 2007 - Unitrin, Inc. (NYSE:UTR) announced today that it has reached an agreement in principle to sell its Unitrin Business Insurance segment ("UBI") to AmTrust Financial Services, Inc. ("AmTrust") in a cash transaction. Terms were not disclosed; however, Unitrin indicated that the transaction is not expected to have a significant impact on its financial position. The transaction is subject to the negotiation and execution of a definitive agreement, satisfactory completion of AmTrust's due diligence review of UBI, approvals by insurance regulators and other customary closing conditions.

AmTrust, based in New York City, is a multinational specialty property and casualty holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile and general liability, extended service and warranty coverage.

Cochran Caronia Waller has served as Unitrin's financial advisor.

Unitrin is a $3 billion financial services company focused on creating shareholder value by providing a diverse array of insurance and consumer finance products and services for individuals, families and small businesses.

Among the brands in Unitrin's Property and Casualty Insurance business are Kemper® (1), Unitrin Specialty and Unitrin Business Insurance, which sell personal and commercial insurance through networks of independent agents, and Unitrin Direct, which sells auto insurance directly to consumers. Unitrin's Life and Health businesses bring a high level of personalized service to their customers. Unitrin's consumer finance subsidiary, Fireside Bank, specializes in automobile loans for the purchase of pre-owned vehicles. Additional information about Unitrin is available by visiting its website (www.unitrin.com).

CONTACT: Unitrin, Inc.
David F. Bengston, 312-661-4930
investor.relations@unitrin.com

(1) Unitrin uses the registered trademark "Kemper" under license, for personal lines insurance only, from Lumbermans Mutual Casualty Company, which is not affiliated with Unitrin.